MINING DEED WITH SPECIAL WARRANTY,

RESERVATION OF ROYALTY, AND OPTION TO PURCHASE ROYALTY

THIS MINING DEED (“Deed”) is made and entered into this 5th day of September, 2006, by Ernest D. Black, with an address of 96 Poplar View Street, Blaine, Washington 98230 (“Seller”), and American Mining Corp., Inc., a Delaware corporation, with an address of 2627 Redwing Road, Suite 360-A, Fort Collins, Colorado 80526 (“Buyer”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, subject to the royalty reserved by Seller and the option granted to Buyer to purchase the royalty, each as described in Schedule A attached hereto and incorporated herein by reference, Seller does hereby grant, bargain, sell and convey unto Buyer, its successors and assigns forever, all the right, title and interest in and to those unpatented mining claims listed on Schedule B attached hereto and incorporated herein by reference (the “Claims”).

TOGETHER WITH all the right, title and interest of Seller in all lodes, ledges, veins and mineral bearing rock, both known and unknown, intralimital and extralateral, lying within the boundaries of the Claims, all dips, spurs, and angles, and all the ores, metals, minerals, mineral-bearing quartz, rock and earth or other deposits therein or thereon and all of the rights, privileges and franchises thereto incident, and all and singular the tenements and hereditaments thereunto in anywise appertaining, and the rents, issues and profits thereof; and also all the estate, rights, title, interest, property, possession, claim and demand whatsoever, as well in law as in equity of Seller, of, in or to the Claims and every part and parcel thereof, including all after acquired title, and together with all water, stockwatering and reservoir rights and all rights-of-way, easements and other ancillary rights pertaining to the Claims and owned or held by Seller.

TO HAVE AND TO HOLD all and singular the above-mentioned and described property, together with the appurtenances, unto Buyer, its successors and assigns forever.

SELLER WARRANTS title against all persons claiming under Seller.

IN WITNESS WHEREOF, Seller and Buyer have duly executed this Mining Deed as of the date first set forth above.

SELLER:

/s/ Ernest D. Black
ERNEST D. BLACK

BUYER:

AMERICAN MINING CORP., INC. a Delaware corporation

By:	/s/ Amihay Lapid
Name:	AMIHAY LAPID

SCHEDULE A
ROYALTY RESERVATION

1.	Seller hereby reserves unto himself a royalty (the “Royalty”), in the Claims, which amount shall be equal to 3% of the difference between Gross Proceeds and Allowable Deductions, where:

(a)
“Gross Proceeds” means the aggregate proceeds received by or on behalf of Buyer for the sale of all diamonds (the “Diamonds”) mined from the lands subject to the Claims pursuant to the Claims in the form of rough stones, and if any such stones have been subject to sorting or cleaning prior to their sale, then in the form which they are in at the time of the sale; and

(b)	“Allowable Deductions” means the following costs, charges and expenses paid, incurred, or deemed incurred by or on behalf of Buyer:

(i)
costs and expenses for mining, obtaining, processing and preparing rough Diamonds for sale including, without limitation, costs incurred for sorting, weighing, grading, valuing, pricing, parcelling (any or all of the foregoing, “sorting”) and cleaning Diamonds;

(ii)
actual costs of shipping and transporting (including packaging, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of transportation) Diamonds from the lands subject to the Claims to the place of sale;

(iii)	costs and expenses for or in connection with insurance, security, packing, storage or representation at a facility where the sorting or cleaning of Diamonds takes place; and

(iv)
all taxes, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include all income taxes, payroll taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, severance taxes, net proceeds of mine, ad valorem taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, social security payments, employee housing fund, retirement fund, health taxes, unemployment insurance payments, public works payments any tax measured on production and any other contributions under applicable laws and other obligations of the same or of a similar nature (collectively referred to herein as “Taxes”) (excluding income tax), and any royalties or like charges levied by any government, but only insofar as such taxes and royalties are payable based upon the proceeds received from a purchaser or are shown as deductions therefrom; provided that when there is sorting or cleaning of Diamonds, whether on or off the lands subject to the Claims, in a facility wholly or partially owned by Buyer, Allowable Deductions shall not include any costs that are in excess of those which would be incurred on an arm’s-length basis, or which would not be Allowable Deductions if the sorting or cleaning of the Diamonds was being done by an independent third party and shall not in any event exceed actual costs incurred.

2.	The Royalty shall be payable by Buyer on the terms provided in this royalty reservation, subject to the terms of the Royalty Option (as defined below).

3.
Buyer’s obligation to pay the Royalty shall accrue upon the occurrence of a sale of Diamonds.  Where a sale is made on a provisional basis, the amount of the Royalty payable shall be based upon the value of Diamonds credited by such provisional settlement, but shall be adjusted to account for the value of Diamonds established by final settlement with the purchaser or insurer of the Diamonds.

4.
Royalty payments shall be due and payable annually on or before March 31 of each year following the end of the year in which the same accrued, and shall be accompanied by a statement showing, in reasonable detail for the relevant year, the following information:

(a)	the quantities and grades of Diamonds produced for which there has been a sale in the year;

(b)	the Gross Proceeds;

(c)	the Allowable Deductions;

(d)	the advance Royalty payments made to date; and

(e)	other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

5.
On the sixth anniversary of this Deed, and on or before each anniversary date thereafter, provided that the production of Diamonds in quantities sufficient to yield a return in excess of exploration, development and operating costs, which costs shall include any rental and royalties payable to third parties, (“Commercial Production”) has not yet commenced, Buyer shall make advance Royalty payments to Seller in the amount of fifty thousand dollars ($50,000) per year until commencement of Commercial Production.  Such advance payments shall be deducted from Royalty payments otherwise owing to Seller following commencement of Commercial Production.

6.
Subject to section 3 hereof, all Royalty payments shall be considered final and in full satisfaction of all obligations of Buyer with respect thereto, unless Seller gives Buyer written notice describing and setting forth a specific objection to the determination thereof within one (1) year after receipt by Seller of the annual Royalty statement.  If Seller objects to a particular annual statement as herein provided, then:

(a)
Seller shall, for a period of thirty (30) days after Buyer’s receipt of notice of objection, have the right, upon reasonable notice and at a reasonable time, to cause an audit of Buyer’s accounts and records relating to the calculation of the Royalty in question to be commenced;

(b)	such audit shall be conducted by a chartered accountant agreed upon by the parties, who enters into a confidentiality undertaking;

(c)
if such audit determines that there has been a deficiency or an excess in the Royalty payment made to Seller, such deficiency or excess shall be resolved by adjusting the next annual Royalty payment due hereunder, provided that, if production has ceased, then settlement shall be made between the parties by cash payment; and

(d)
Seller shall pay all costs of such audit unless a deficiency of five percent (5%) or more of the amount due to Seller is determined to exist, and Buyer shall pay the costs of such audit if a deficiency of five percent (5%) or more of the amount due is determined to exist.

Failure on the part of Seller to make a claim on Buyer for adjustment within the one (1) year period provided for in this section 6 shall establish the correctness of the payment and preclude the filing of exception thereto or making of claims for adjustment thereof.

7.
All books and records used by Buyer to calculate the Royalty due hereunder shall be kept according to generally accepted accounting principles approved from time to time by either of the Canadian Institute of Chartered Accountants or the American Institute of Chartered Accountants..

8.	Commingling by or on behalf of Buyer of Diamonds with diamonds produced other than from the Property shall be strictly prohibited.

9.
Buyer shall not be liable for the value of any stone lost in mining, sorting or cleaning if such mining, sorting or cleaning has been carried out in accordance with sound practices and procedures no less stringent than those customarily utilized in comparable mining operations, and no Royalty shall be due on any such lost values.  Buyer shall have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so, and Buyer shall not owe Seller any duty to explore, develop or mine the Property or to do so at any rate or in any manner other than that which Buyer may determine in its sole and unfettered discretion, provided that such operations are conducted or suspended in accordance with Applicable Law and otherwise in accordance with sound practices and procedures no less stringent than those customarily utilized in comparable mining operations.

10.
Seller may convey or assign all or any undivided portion of the Royalty either for a stated term of years or up to a specified dollar amount or percentage, provided that such assignment shall not be effective against Buyer until the assignee has delivered to Buyer a written and enforceable undertaking, whereby such assignee agrees to be bound, to the extent of the interest assigned, by all of the terms and conditions of this Agreement.  Notwithstanding any such assignment by Seller, Buyer shall not be or become liable to make payments in respect of the Royalty to more than one person.  If the interest of Seller in the Royalty is at any time owned by more than one person, such persons shall, as a condition of receiving payment hereunder, nominate one person to act as agent and common trustee for receipt of monies payable hereunder and to otherwise deal with Buyer in respect of such interests and no Royalty owner shall be entitled to administer or enforce any provisions of this Deed except through such agent and trustee.  In such events, Buyer shall, after receipt of notice respecting the nomination of such agent and trustee, thereafter make and be entitled to make payments due hereunder in respect of the Royalty to such agent and trustee and to otherwise deal with such agent and trustee as if it were the sole holder of the Royalty hereunder.

11.	Seller hereby grants to Buyer an exclusive, one-time option to acquire one-third, two-thirds or all of the Royalty upon and subject to the terms of this Deed (the “Royalty Option”).

12.	At any time from and after the commencement of Commercial Production until the fifth (5th) anniversary of the date of such commencement, Buyer shall be entitled to exercise the Royalty Option by:

(a)	giving notice to Seller that Buyer elects to exercise the Royalty Option within thirty (30) Business Days;

(b)	entering into a Royalty purchase agreement with Seller in accordance with this Deed, which shall govern the terms upon which Buyer shall acquire all or a portion of the Royalty; and

(c)	paying to Seller an amount as set forth below:

(i)	one million dollars ($1,000,000) if Buyer elects to purchase one-third of the Royalty;

(ii)	two million dollars ($2,000,000) if Buyer elects to purchase two-thirds of the Royalty; and

(iii)	three million dollars ($3,000,000) if Buyer elects to purchase all of the Royalty.

13.	In the event that Buyer elects to purchase less than all of the Royalty, the Buyer shall thereafter have no further right to purchase from Seller the remainder of the Royalty.

14.
Notwithstanding any other provision herein to the contrary, Buyer shall be entitled to transfer its interest in the Royalty Option at any time to any third party without requiring the consent of Seller, provided however, that the transferee of the Royalty Option shall have the same obligations to Seller in respect of the Royalty Option as Buyer.

SCHEDULE B

CLAIMS

Property	Claim No.	Sect/Twp/Range	BLM Serial Nos.	Area (acres)

George Creek
	Geo #1	S28/T11N/R74W	251727	20
	Geo #2	S28/T11N/R74W	251728	20
	Geo #3	S28/T11N/R74W	251729	20
	Geo #4	S28/T11N/R74W	251730	20
	Geo #5	S28/T11N/R74W	251731	20
	Geo #6	S28/T11N/R74W	251732	20
Totals	6 claims			120

Pearl Creek
	Pearl #1	S17/T10N/R74W	251734	20
	Pearl #2	S17/T10N/R74W	251735	20
	Pearl #3	S17/T10N/R74W	251736	20
	Pearl #4	S17/T10N/R74W	251737	20
	Pearl #5	S17/T10N/R74W	251738	20
	Pearl #6	S17/T10N/R74W	251739	20
Totals	6 claims			120

Sand Creek
	Sand #3	S5/T10N/R75W	251744	20
	Sand #4	S5/T10N/R75W	251745	20
	Sand #5	S5/T10N/R75W	251746	20
	Sand #6	S5/T10N/R75W	251747	20
	Sand #7	S5/T10N/R75W	251748	20
	Sand #8	S5/T10N/R75W	251749	20
	Sand #9	S5/T10N/R75W	251750	20
	Sand #10	S5/T10N/R75W	251751	20
	Sand #11	S5/T10N/R75W	251752	20
	Sand #12	S5/T10N/R75W	251753	20
Totals	10 claims			200

Chicken Park
	CP #3	S2/T10N/R72W	255182	20
	CP #4	S2/T10N/R72W	255183	20
	CPE#1	S2/T10N/R72W	pend1g	20
	CPE#2	S2/T10N/R72W	pending	20
	CPE#3	S2/T10N/R72W	pending	20
Totals	5 claims			100

ACKNOWLEDGMENTS

STATE OF WA	)
) ss.
COUNTY OF Whatcom	)

The foregoing instrument was acknowledged before me this  1  day of September, 2006 by Ernest D. Black.

Witness my hand and official seal.

My commission expires:     3-12-09

/s/ Suzanne Y. Flaherty
Notary Public

STATE OF _______________	)

) ss.

COUNTY OF ____________	)

The foregoing instrument was acknowledged before me this   2nd   day of September, 2006 by Mr. Yosi Lapid of American Mining Corp., Inc.

Witness my hand and official seal.

My commission expires:     10-25-2010

/s/ Danny Singh
Notary Public